                          AGREEMENT AND PLAN OF MERGER

                  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of May 4, 1999, is by and among AT&T Corp, a New York corporation ("Parent"), a wholly-owned subsidiary of Parent, AT&T LCI Inc., a Delaware corporation ("Sub"), Lenfest Communications, Inc., a Delaware corporation (the "Company") and H.F. Lenfest, H. Chase Lenfest, Brook J. Lenfest and Diane Lenfest Myer (collectively, the "Lenfest Stockholders").

                                    RECITALS
                                    --------

                  WHEREAS, the parties have agreed, subject to the terms and conditions in this Agreement, to merge Company with and into Sub (the "Merger");

                  WHEREAS, concurrently with the execution of this Agreement, Parent and all Lenfest Stockholders have executed a Consent and Indemnity Agreement (the "Consent and Indemnity Agreement");

                  WHEREAS, for federal income tax purposes, the Merger is to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

                  WHEREAS, defined terms used in this Agreement are listed in
Section 11.7.

                  NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained in this Agreement the parties agree as follows:

                                    ARTICLE I
                                    ---------
                                   THE MERGER

     1.1. The Merger.

                  Upon the terms and subject to the conditions set forth in this Agreement, on the Effective Date (as defined in Section 1.2), Company will be merged with and into Sub in compliance with the provisions of the Delaware General Corporation Law (the "DGCL") and the separate existence of Company will thereupon cease and Sub shall be the surviving corporation (the "Surviving Corporation") and shall continue its corporate existence as a Subsidiary of Parent and shall continue to be governed by the DGCL. The name of the Surviving Corporation in the Merger will be as determined by Parent.

     1.2. Effective Date of the Merger.

                  The parties will file a properly executed Certificate of Merger with the Secretary of State of the State of Delaware, which filing will be made as soon as practicable after the satisfaction of the conditions contemplated by this Agreement in accordance with Section 3.7. When used in this Agreement, the term "Effective Date" will mean the date and time at which such filing will have been accepted for filing by the Secretary of State of the State of Delaware or such later time as may be specified in the Certificate of Merger by mutual agreement of Parent, Sub and the Company.

     1.3. State Law.

                  At the Effective Date, the Merger will have the effects set forth in this Agreement and the effects set forth in Section 251 of the DGCL.

                                   ARTICLE II
                                   ----------
                            THE SURVIVING CORPORATION

     2.1. Certificate of Incorporation.

                  The Certificate of Incorporation of Sub will be the Certificate of Incorporation of the Surviving Corporation after the Effective Date, and thereafter may be amended in accordance with its terms and as provided by law and this Agreement.

     2.2. By-Laws.

                  The By-laws of Sub as in effect on the Effective Date will be the By-laws of the Surviving Corporation.

     2.3. Board of Directors; Officers.

                  The directors of Sub immediately prior to the Effective Date will be the directors of the Surviving Corporation and the officers of Sub immediately prior to the Effective Date will be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

                                   ARTICLE III
                                   -----------
                   MERGER CONSIDERATION; CONVERSION OF SHARES

     3.1. Merger Consideration.

                  The aggregate value of the consideration deliverable in the Merger will be the sum of (a) the amount determined by decreasing $4,480,000,000 (the "Base Merger Consideration"), by the Debt Adjustment and the Bonus Adjustment, if any (after such adjustments, the "Stock Merger Consideration"), deliverable in shares of common stock, $1.00 par value per share, of Parent ("Parent Stock"), plus (b) the additional consideration described in Section 8.4 below deliverable in the Merger.

     3.2. Conversion of Shares.

                  As of the Effective Date, by virtue of the Merger and without any action on the part of any holder (a "Stockholder") of any common stock of the Company ("Company Common Stock"):

                  (a) Cancellation of Shares. All shares of Company Common Stock that are held by the Company or any Subsidiary of the Company, will be canceled.

                  (b) Conversion of Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Merger that is not subject to cancellation pursuant to Section 3.2(a) will be converted into and will become
(i) that number of fully paid and nonassessable shares of Parent Stock equal to the Conversion Number , plus (ii) in the case of each Lenfest Stockholder, such Lenfest Stockholder's proportionate share of the Distributed Assets and Distributed Subsidiaries described in Section 8.4, and in the case of each Stockholder of the Company other than a Lenfest Stockholder, such other Stockholder's proportionate share of the number of additional fully paid and nonassessable shares of Parent Stock described in Section 8.4. For purposes of this Agreement, the Conversion Number means the number determined by dividing
(x) the quotient resulting from dividing the Preliminary Merger Consideration or Final Merger Consideration, as the case may be, by the Share Valuation by (y) the number of shares of Company Common Stock outstanding at the Effective Date. For purposes of this Section, the term "outstanding" includes any shares of Company Common Stock issuable pursuant to any outstanding option, warrant, convertible security or other right to acquire Company Common Stock issued or granted by the Company, whether or not then exercisable or convertible, but excluding shares of Company Common Stock subject to cancellation pursuant to Section 3.2(a). For purposes of this Agreement, the "Share Valuation" shall be the average closing price of the Parent Stock on the New York Stock Exchange for the 60 consecutive trading days ending two business days prior to the Effective Date (the "Valuation Period"). If, during the Valuation Period, Parent should split or combine the Parent Stock or pay a stock dividend or other stock distribution in Parent Stock or otherwise effect any transaction that changes the Parent Stock into any other securities or make any other dividend or distribution on the Parent Stock (other than normal quarterly cash dividends as the same may be adjusted from time to time in the ordinary course consistent with past practice) then the Share Valuation will be appropriately adjusted to reflect such split, combination, transaction, dividend or other distribution or change. For purposes of complying with Internal Revenue Service Revenue Procedure 84-42, the total number of shares of Parent Stock issuable pursuant to this Agreement shall not exceed two times the amount of Parent Stock delivered at the Effective Time pursuant to Section 3.4(a).

     3.3. Adjustments to Merger Consideration.

                  (a) Debt Adjustment. The Base Merger Consideration shall be decreased by the product of (i) the amount, if any, of Specified Intercompany Debt as of the Effective Date multiplied by (ii) two (the "Debt Adjustment"). For purposes of this Section, "Specified Intercompany Debt" as of any date shall mean the aggregate dollar amount of any loans, contributions or other advances made by the Company or any Company Subsidiary to any Distributed Subsidiary or with respect to any Distributed Assets between the date hereof and the Effective Date excluding (A) the contribution of intercompany debt to the Distributed Subsidiaries as set forth in Section 8.4 and (B) the lesser of (1) one half any such loans, contributions or other advances used to fund net operating costs or
(2) $2,000,000.

                  (b) Bonus Adjustment. The Base Merger Consideration shall be decreased by the amount, if any, equal to the product of (i) 63% of the gross amount of the payment made by Sub pursuant to Section 8.5(b) multiplied by (ii) two (the "Bonus Adjustment").

     3.4. Adjustment Procedure.

                  Adjustments to the Base Merger Consideration will be determined and made as follows:

                  (a) Adjustments at Closing. Not later than a date that the Company reasonably believes is two business days prior to the Effective Date the Company shall prepare and deliver to Parent a calculation of the Adjustments to the Base Merger Consideration, accompanied by a certificate of the chief financial officer of the Company to the effect that such calculations are in accordance with this Agreement. Such calculation of the Adjustments to the Base Merger Consideration delivered to Parent by the Company shall be the basis for determining the amount of Parent Stock issuable on the Effective Date (the "Preliminary Merger Consideration"), subject to further adjustment as provided in this Section. On the Effective Date, Parent will deliver to each Stockholder the number of whole shares of Parent Stock rounded up to the nearest whole share determined by multiplying the number of shares of Company Common Stock owned by such Stockholder (other than shares cancelled pursuant to Section 3.2(a)) by the Conversion Number, based on the Preliminary Merger Consideration.

                  (b) Post-Closing Adjustments. As soon as practicable, but in no event later than 90 days following the Effective Date, Parent shall deliver to the Stockholders Representative a final calculation of the Adjustments to the Base Merger Consideration (the "Final Adjustment Schedule"). Parent and Sub will afford to Stockholders Representative and to his accountants, counsel and other representatives reasonable access during normal business hours (and at such other times as the parties mutually agree) throughout the 30 day period following delivery of the Final Adjustment Schedule to the relevant Company books and records for the purposes of verifying such final calculations. If the Stockholders Representative does not provide notice of dispute within 30 days after delivery of the Final Adjustment Schedule, the Adjustments to the Base Merger Consideration based on the Final Adjustment Schedule shall be final, conclusive and binding. If the Stockholders Representative provides notice of disagreement, including reasonable details of his objections, Parent and the Stockholders Representative shall in good faith attempt to agree on the Adjustments. If Parent and the Stockholders Representative cannot agree on the amount of the Adjustments within 30 days of delivery to Parent of the notice of disagreement, the amounts in dispute shall be determined by Arthur Andersen (the "Accountants"), whose determination shall be final, conclusive and binding upon Parent, Sub and Stockholders, and the Merger Consideration, as adjusted by the final calculation of the Adjustments determined as described in this Section 3.4(b), will be referred to as the "Final Merger Consideration." All reasonable costs and fees of such Accountants shall be borne one-half by Parent and one-half by the Lenfest Stockholders.

                  (c) Within five business days after the determination of the Final Merger Consideration pursuant to Section 3.4(b):

                    (i) if the Final Merger Consideration is greater than the Preliminary Merger Consideration, Parent will deliver to each Stockholder certificates representing the number of shares of Parent Stock equal to the difference between (x) the number of shares of Parent Stock (rounded up to the nearest whole share) that each such Stockholder had the right to receive on the Effective Date based on the Share Valuation and the Final Merger Consideration and (y) the number of whole shares of Parent Stock delivered at the Effective Date pursuant to Section 3.4(a), (together with dividends or distributions, if any, with respect to the additional shares to be delivered under this Section 3.4(c)(i) made after the Effective Date).

                    (ii) if the Final Merger Consideration is less than the Preliminary Merger Consideration, each Stockholder will deliver to Parent certificates representing the number of shares of Parent Stock equal to the difference between (x) the number of whole shares of Parent Stock delivered to each such Stockholder on the Effective Date pursuant to Section 3.4(a) and (y) the number of shares of Parent Stock (rounded up to the nearest whole share) that each such Stockholder had the right to receive on the Effective Date based on the Share Valuation and the Final Merger Consideration (together with dividends or distributions, if any, with respect to the shares to be delivered under this Section 3.4(c)(ii) made after the Effective Date).

                  (d) The number of shares of Parent Stock to be delivered to Stockholders other than the Lenfest Stockholders pursuant to Section 8.4(a) will not be affected by the Adjustments.

     3.5. Transfer Taxes.

                  Any transfer taxes payable by the holders of Company Common Stock in connection with the Merger and the conversion of Company Common Stock into Parent Stock will be paid by the Parent. The Parent Stock shall be issued to the registered holders of Company Common Stock as of the Effective Date.


     3.6. No Fractional Shares.

                  If the amount of Parent Stock to which a Stockholder is entitled to receive pursuant to Section 3.4(a) or 3.4(c) results in a number that is not a whole number of shares of Parent Stock, the number of shares of Parent Stock that such Stockholder shall be entitled to receive pursuant to this Agreement shall be rounded up to the nearest whole share.


     3.7. Closing.

                  The closing of the transactions contemplated by this Agreement (the "Closing") will take place (i) at the offices of Sherman & Howard L.L.C. at 9:00 a.m. local time on the third business day following the date on which the last of the conditions set forth in Article IX (excluding delivery of exhibits, opinions and certificates and other items to be performed immediately prior to the Closing) is fulfilled or waived, or (ii) at such other time and place as Parent and the Company may agree in writing.


     3.8. Cash Election and Stock Purchase Provisions.

                  (a) Each Lenfest Stockholder may, at his, her or its option, elect to receive cash consideration at Closing in lieu of not more than 10% of the number of shares of Parent Stock (valued at the Share Valuation) otherwise deliverable to such Lenfest Stockholder pursuant to Section 3.4(a), provided that such Lenfest Stockholder gives written notice to Parent of such election not later than 20 days prior to the Effective Date, which notice will indicate the specific dollar amount (or percentage of such Lenfest Stockholder's share of Preliminary Merger Consideration) as to which such election is being exercised (the "Cash Consideration"). If any Lenfest Stockholder makes such election, (i) the Conversion Number will not be affected by such election, (ii) the number of shares of Parent Stock to be delivered at Closing to each Lenfest Stockholder electing to receive Cash Consideration will be reduced by the quotient of such electing Lenfest Stockholder's Cash Consideration divided by the Share Valuation, and all references in this Agreement to the delivery of a particular number of shares of Parent Stock will be modified accordingly (except as specified in the following clause (iii)), and (iii) notwithstanding such Cash Consideration election, the number of shares of Parent Stock to be delivered by any party under Section 3.4(b) and (c) will be calculated as if only Parent Stock (and no Cash Consideration) had been delivered to the Lenfest Stockholders pursuant to Section 3.4(a).

                  (b) During the six-month period following Closing, each Lenfest Stockholder will have the right to require Parent (or at Parent's election, Parent's designee) to purchase for cash from such Lenfest Stockholder shares of Parent Stock delivered to such Lenfest Stockholder at Closing, provided that (i) the number of shares of Parent Stock as to which such right is exercised, plus the total number of shares of Parent Stock in lieu of which Cash Consideration was received by such Lenfest Stockholder pursuant to Section 3.8(a), does not exceed 10% of the number of shares of Parent Stock (valued at the Share Valuation) that would have been deliverable to such Lenfest Stockholder pursuant to Section 3.4(a) (without giving effect to any reduction of such number of shares pursuant to Section 3.8(a)) and (ii) such purchase will not adversely affect the Merger's qualification as a reorganization within the meaning of Section 368(a) of the Code. A Lenfest Stockholder may exercise the right pursuant to the preceding sentence by giving written notice to Parent of such exercise, which notice will indicate the specific dollar value (the "Dollar Value") of such Parent Stock as to which such right is being exercised (the "Exercise Notice"). The closing of the purchase of shares of Parent Stock as to which an Exercise Notice is delivered to Parent will occur 20 days after Parent's receipt of such Exercise Notice, or if such date is not a business day, on the next succeeding business day (the "Purchase Closing Date"), and at such closing, Parent will (or Parent will cause its designee to) deliver, by wire transfer of immediately available funds to such account as may be designated in writing by to such Lenfest Stockholder, an amount equal to the Dollar Value upon receipt from the exercising Lenfest Stockholder of certificates (duly endorsed in blank or accompanied by duly executed stock powers in blank) representing that number of shares of Parent Stock (rounded to the nearest whole share) equal to the quotient of the Dollar Value divided by the Purchased Share Valuation, free and clear of all Liens. The "Purchased Share Valuation" will be the average per share closing price of the Parent Stock on the New York Stock Exchange for the 20 consecutive trading days ending two business days prior to the Purchase Closing Date (the "Purchase Valuation Period"). If, during the Purchase Valuation Period, Parent should split or combine the Parent Stock or pay a stock dividend or other stock distribution in Parent Stock or otherwise effect any transaction that changes the Parent Stock into any other securities or make any other dividend or distribution on the Parent Stock (other than normal quarterly cash dividends as the same may be adjusted from time to time in the ordinary course consistent with past practice) then the Purchased Share Valuation will be appropriately adjusted to reflect such split, combination, transaction, dividend or other distribution or change.

                                   ARTICLE IV
                                   ----------
                    REPRESENTATIONS AND WARRANTIES OF PARENT

            Parent represents and warrants to the Company as follows:


     4.1. Organization and Qualification.

                  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Parent Material Adverse Effect.


     4.2. Status of Parent Stock.

                  All shares of Parent Stock issuable pursuant to this Agreement will be duly authorized, validly issued and fully paid and nonassessable.

     4.3. Authority Relative to this Agreement.

                  Parent has the corporate power to enter into this Agreement and the Transaction Documents to which it is a party and to carry out its obligations contemplated by this Agreement and the Transaction Documents to which it is a party. The execution and delivery of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of Parent. This Agreement constitutes and, when executed and delivered by Parent, each of the Transaction Documents to which it is a party will be, a valid and binding obligation of Parent enforceable in accordance with its terms. The execution, delivery and performance by Parent of this Agreement and the Transaction Documents and the consummation by Parent of the transactions contemplated hereby will not violate or conflict with (i) any Governing Document or (ii) or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default under or give any Person the right to terminate, cancel or accelerate any obligation or result in the creation of any Lien or loss of a benefit under any indenture or other loan document provision or any other contract, license, franchise, permit, concession, lease, instrument or Legal Requirement applicable to Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (ii) only, (A) any conflicts, breaches, violations, defaults, terminations, cancellations or accelerations, Liens or losses which, individually or in the aggregate, will not have a Parent Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated hereby and thereby and (B) the Legal Requirements referred to in the next sentence. Except in connection, or in compliance with, the provisions of the DGCL and rules and regulations of the relevant Governmental Entities, and provisions contained in Franchises regarding transfer of ownership or control of Franchises and Federal Communications Commission ("FCC") licenses, no filing or registration with, or authorization, consent or approval of, any Governmental Entity or other Person is necessary for the consummation by Parent of the transactions contemplated by this Agreement, other than filings, registrations, authorizations, consents or approvals the failure of which to make or obtain would not have a Parent Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated hereby.


     4.4. Reports and Financial Statements.

                  Parent has previously furnished or made available to the Company true and complete copies of its (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the Securities and Exchange Commission (the "Commission"), and (ii) all other reports filed by Parent with the Commission pursuant the Exchange Act since January 1, 1999, as amended prior to the date hereof (the documents described in clauses (i) and (ii) (together with all subsequent filings referred to in the next two sentences) being referred to in this Agreement collectively as the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder applicable to such Parent SEC Reports, except as the same may have been corrected, updated or superseded by means of a subsequent filing with the Commission prior to the date hereof. As of their respective dates or effective dates and except as the same may have been corrected, updated or superseded by means of a subsequent filing with the Commission prior to the date hereof, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 1998, Parent has filed with the Commission all reports required to be filed therewith by it pursuant to the Exchange Act. The audited consolidated financial statements and unaudited interim consolidated financial statements of Parent included in the Parent SEC Reports have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present, in all material respects, the respective consolidated financial position of Parent and its consolidated Subsidiaries as at the dates indicated therein and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim consolidated financial statements, to the omission of notes and to normal year-end audit adjustments and any other adjustments described therein.

     4.5. Absence of Certain Changes or Events.

                  Except as described in the Parent SEC Reports, since January 1, 1999, there has not been any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which, individually or in the aggregate, has had, or in the future is foreseeably likely to have, a Parent Material Adverse Effect (other than as a result of changes in Legal Requirements of general applicability or any changes resulting from general economic, financial or market conditions).

     4.6. Financial Advisor.

                  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or its Affiliates, other than such fees payable by Parent or its Affiliates.


     4.7. Tax Matters.

                  As of the date hereof, to the knowledge of Parent, the representations set forth in the numbered paragraphs of the form of Certificate of Parent attached as Schedule 4.7 are true and correct in all material respects, assuming for purposes of this representation and warranty that the Merger referred to in such form had been consummated on the date hereof.

                                    ARTICLE V
                                    ---------
                  REPRESENTATIONS AND WARRANTIES REGARDING SUB


                  Parent and Sub jointly and severally represent and warrant to the Company as follows:


     5.1. Organization and Qualification.

                  Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated hereby and has conducted no business other than in connection with this Agreement.


     5.2. Capitalization.

                  The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.01 per share, of which 100 shares are issued and outstanding and held by Parent


     5.3. Authority Relative to this Agreement.

                  Sub has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action of Sub, and no other corporate proceedings on the part of Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement constitutes and, when executed and delivered by Sub, each of the Transaction Documents to which it is a party will be, a valid and binding obligation of Sub enforceable in accordance with its terms. The execution, delivery and performance by Sub of this Agreement and the Transaction Documents and the consummation by Sub of the transactions contemplated hereby and thereby will not violate or conflict with (i) any Governing Document or (ii) or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default under or give any Person the right to terminate, cancel or accelerate any obligation or result in the creation of any Lien or loss of a benefit under any indenture or other loan document provision or any other contract, license, franchise, permit, concession, lease, instrument or Legal Requirement applicable to Sub or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (ii) only, (A) any conflicts, breaches, violations, defaults, terminations, cancellations or accelerations, Liens or losses which, individually or in the aggregate, will not have a Parent Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated hereby and thereby and (B) the Legal Requirements referred to in the next sentence. Except in connection, or in compliance with, the provisions of the DGCL and rules and regulations of the relevant Governmental Entities, and provisions contained in Franchises regarding transfer of ownership or control of Franchises and FCC licenses, no filing or registration with, or authorization, consent or approval of, any Governmental Entity or other Person is necessary for the consummation by Sub of the transactions contemplated by this Agreement, other than filings, registrations, authorizations, consents or approvals the failure of which to make or obtain would not have a Parent Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated hereby.

                                   ARTICLE VI
                                   ----------
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       The Company represents and warrants to Parent and Sub as follows:


             6.1. Organization and Qualification.

                  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have, a Company Material Adverse Effect.


             6.2. Capitalization.

                  The authorized capital stock of the Company consists of 158,896 shares of Company Common Stock, all of which are issued and outstanding. All issued and outstanding shares of Company Common Stock have been duly authorized, validly issued and are fully paid and nonassessable, are not subject to and have not been issued in violation of any preemptive rights and have not been issued in violation of any federal or state securities laws. Except as set forth on Schedule 6.2, there are no options, warrants, calls or other rights, agreements or commitments of any character, to which the Company or any of its Subsidiaries is a party, relating to the issued or unissued capital stock or other securities of the Company.


             6.3. Subsidiaries.

                  The only Company Subsidiaries or entities in which the Company directly or through one or more of its Company Subsidiaries holds a 5% or greater equity interest (each an "Equity Affiliate") of the Company are those set forth on Schedule 6.3, which Schedule reflects the percentage and nature of the Company's ownership of each such Company Subsidiary or Equity Affiliate. Each of the Company Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has the corporate or partnership power to carry on its business as it is now being conducted or currently proposed to be conducted. Each of the Company Subsidiaries is duly qualified as a foreign corporation or partnership to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary except where the failure to be so qualified will not have, individually or in the aggregate, a Company Material Adverse Effect. All the outstanding shares of capital stock of each of the Company Subsidiaries that is a corporation held by the Company or a Company Subsidiary are validly issued, fully paid and nonassessable. Except as set forth on Schedule 6.3, the shares of capital stock or partnership or other ownership interests in each of the Company Subsidiaries or Equity Affiliates that are owned by the Company or by a Company Subsidiary are owned free and clear of any Liens, are not subject to and have not been issued in violation of any preemptive rights and have not been issued in violation of any federal or state securities laws. Except as set forth on Schedule 6.3, there are no existing options, warrants, calls or other rights, agreements or commitments of any character, to which the Company or any of its Subsidiaries is a party, relating to the issued or unissued capital stock, other securities or partnership or other ownership interests of any of the Company Subsidiaries or Equity Affiliates of the Company, and there is no exercise of any of the foregoing pending or of which the Company has received notice.

             6.4. Authority Relative to this Agreement.

                  The Company has the corporate power to enter into this Agreement and the Transaction Documents to which it is a party and to carry out its obligations hereunder. The execution and delivery of this Agreement and the Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of the Company, including approval by the Company's Board of Directors and stockholders. This Agreement constitutes, and when executed and delivered by the Company, each of the Transaction Documents to which it is a party will be, a valid and binding obligation of the Company enforceable in accordance with its terms. Except as set forth on Schedule 6.4, the execution, delivery and performance by the Company of this Agreement and the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby will not violate or conflict with (i) any Governing Document or (ii) or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default under or give any Person the right to terminate, cancel or accelerate any obligation or result in the creation of any Lien or loss of a benefit under any indenture or other loan document provision or any other contract, license, franchise, permit, concession, lease, instrument or Legal Requirement applicable to the Company or any of its Company Subsidiaries or their respective properties or assets, other than, in the case of clause (ii) only, (A) any conflicts, breaches, violations, defaults, terminations, cancellations or accelerations, Liens or losses which, either individually or in the aggregate, will not have a Company Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated hereby and thereby and (B) the Legal Requirements referred to in the next sentence. Except as referred to in Schedule 6.4, and except in connection, or in compliance with, the provisions of the DGCL and the rules and regulations of the relevant Governmental Entities, and the provisions of Franchises regarding transfer of ownership or control of Franchises and FCC licenses (all of which licenses are listed in Schedule 6.4), no filing or registration with, or authorization, consent or approval of, any Governmental Entity or other Person is necessary for the consummation by the Company of the Merger or the other transactions contemplated hereby, other than filings, registrations, authorizations, consents or approvals the failure of which to make or obtain would not have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated hereby.

             6.5. Reports and Financial Statements.

                  The Company has previously furnished or made available to Parent true and complete copies of its (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the Commission, and (ii) all other reports or registration statements filed by the Company with the Commission pursuant to the Exchange Act or the Securities Act since January 1, 1999, as amended prior to the date hereof (the documents described in clauses
(i) through (ii) (together with all subsequent filings referred to in the next two sentences) being referred to in this Agreement collectively as the "Company SEC Reports"). As of their respective dates or effective dates, the Company SEC Reports complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be and the rules and regulations of the Commission thereunder applicable to such Company SEC Reports, except as the same may have been corrected, updated or superseded by means of a subsequent filing with the Commission prior to the date hereof. As of their respective dates or effective dates and except as the same may have been corrected, updated or superseded by means of a subsequent filing with the Commission prior to the date hereof, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 1998, Company has filed with the Commission all reports required to be filed therewith by it pursuant to the Exchange Act. The audited consolidated financial statements and unaudited interim consolidated financial statements of the Company included in the Company SEC Reports have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present, in all material respects, the respective consolidated financial position of the Company and its consolidated Subsidiaries as at the dates indicated therein and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim consolidated financial statements, to the omission of notes and to normal year-end audit adjustments and any other adjustments described therein.

             6.6. Absence of Certain Changes or Events.

                  Except as set forth on Schedule 6.6, since January 1, 1999, there has not been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which, individually or in the aggregate, has had, or in the future is reasonably likely to have, a Company Material Adverse Effect (other than as a result of changes in Legal Requirements of general applicability or any changes resulting from general economic, financial or market conditions), (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company, (iii) any entry into any commitment or transaction material to the Company and its Company Subsidiaries taken as a whole (including, without limitation, any borrowing or sale of assets), whether or not in the ordinary course of business, or (iv) any event or circumstance which, had it occurred after the date of this Agreement, would have constituted a violation of Section 7.1 of this Agreement. The Company does not have any indebtedness, liability or obligation, whether accrued or unaccrued, contingent or otherwise that is not reflected or reserved against in the Audited Balance Sheet, except for such indebtedness, liability or obligations arising in the ordinary course of business consistent with past practice. Except as described in Schedule 6.6, since January 1, 1999, neither the Company nor any Company Subsidiaries has made any loans, contributions or advances to any Distributed Subsidiary or with respect to any Distributed Assets.


             6.7. Litigation.

                  Except as set forth on Schedule 6.7, there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Company Subsidiaries that involves or is reasonably likely to involve an amount in excess of $5,000,000. Except as set forth on Schedule 6.7, there is no suit, action or proceeding pending, or, to the Knowledge of the Company, threatened that has had or is likely to have, individually or in the aggregate, a Company Material Adverse Effect nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Company Subsidiaries that has had or is likely to have, individually or in the aggregate, a Company Material Adverse Effect.

             6.8. Employment Matters.

                  (a) The Company has provided (or within 30 days after the date of this Agreement will provide) a complete and correct list of the names and positions of all employees engaged principally in the Company's business as of the date set forth on such list (but not earlier than March 31, 1999). To the Knowledge of the Company, the Company has complied in all material respects with all applicable Legal Requirements relating to the employment of labor, including, the Worker Adjustment and Retaining Notification Act, 29 U.S.C. ss. 2101, et seq. ("WARN"), ERISA, continuation coverage requirements with respect to group health plans and those relating to wages, hours, collective bargaining, unemployment insurance, worker's compensation, equal employment opportunity, age and disability discrimination, immigration control and the payment and withholding of Taxes.

                  (b) Schedule 6.8 sets forth all "employee benefit plans," as defined in Section 3(3) of ERISA, and all other material employee benefit arrangements, programs or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, deferred compensation, bonus, stock purchase, stock appreciation rights, hospitalization, medical insurance, life insurance, tuition reimbursement, employee assistance and employee discounts, that the Company or any trade or business (whether or not incorporated) which is treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code ("Code Affiliate") maintains or has an obligation to make contributions other than Multiemployer Plans, as defined in ERISA or the Code (the "Company Benefit Plans"). The Company has provided to Parent true and complete copies of each of the Company Benefit Plans, the most recent summary plan description, the most recent IRS determination letters, annual reports (Form 5500 Series) for the preceding three years, and actuarial statements of valuation, together with each current summary of material modifications, or other current participant disclosure required under ERISA or other applicable Legal Requirements.

                  (c) Neither the Company nor any Code Affiliate has incurred any unsatisfied material withdrawal liability, as defined in Section 4201 of ERISA, with respect to any multiemployer plan, nor has any of them incurred any material liability due to the termination or reorganization of any multiemployer plan. To the Knowledge of the Company, neither the Company nor any of its Code Affiliates reasonably expects to incur any liability due to a withdrawal from or termination or reorganization of a multiemployer plan.

                  (d) Each Company Benefit Plan that is intended to qualify under Section 401 of the Code and the trust maintained pursuant thereto has been determined to be exempt from federal income taxation under Section 501 of the Code by the Internal Revenue Service, and to the Knowledge of the Company, nothing has occurred with respect to any such plan since such determination which could reasonably be expected to result in the loss of such exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code. To the Knowledge of the Company, each Company Benefit Plan has at all times been maintained, by its terms and in operation, in all material respects in accordance with all applicable laws. No Company Benefit Plan is maintained in connection with any trust described in Code Section 501(c)(9).

                  (e) All material contributions (including all employer contributions and employee salary reduction contributions) required to have been made under the Company Benefit Plans or by law (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and no accumulated funding deficiency exists with respect to any of the Company Benefit Plans subject to Section 412 of the Code.

                  (f) No Company Benefit Plan which is subject to Title IV of ERISA has: (i) as of the most recent valuation date for such Company Benefit Plan, assets, the fair market value of which (including for these purposes any accrued but unpaid contributions) does not exceed the present value of all benefit liabilities as defined in ERISA Section 4001(a)(16) under such Company Benefit Plan determined on a termination basis using the assumptions that would be applied by the PBGC for a plan terminating as of the date of this Agreement or the Effective Date, or (ii) been a plan with respect to which there has been a "reportable event," as defined in Section 4043 of ERISA and the regulations thereunder, which would require the giving of notice to the PBGC. No transaction prohibited by Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Company Benefit Plan. Except for premiums paid to the PBGC, neither the Company nor any Code Affiliate has incurred or reasonably expects to incur any liability under Section 4062 or 4063 of ERISA to the PBGC, or any trustee appointed under Section 4042 of ERISA. Neither the Company nor any Code Affiliate has incurred any liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA.

                  (g) To the Knowledge of the Company, there have been no violations of ERISA or the Code with respect to the filing of applicable material reports, documents and notices regarding the Company Benefit Plans with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such reports, documents and notices to the participants or beneficiaries of the Company Benefit Plans which would result in a Company Material Adverse Effect.

                  (h) There are no pending actions, written claims or lawsuits which have been asserted or instituted against the Company Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Benefit Plans with respect to the operation of such plans (other than routine benefit claims), nor does the Company have Knowledge of facts which could reasonably form the basis for any such actions, claims or lawsuits.

                  (i) Except as provided in Schedule 6.8 and as may be required under Section 4980B of the Code, neither the Company nor any Code Affiliate maintains any Company Benefit Plan that provides medical or welfare benefits to current or future retired or terminated employees, their spouses or their dependents.

                  (j) Except as set forth on Schedule 6.8, there are no union or collective bargaining agreements applicable to any Person employed by the Company and the Company has no duty to bargain with any labor organization with respect to any such Person. Since January 1, 1999 there have not been any unfair labor practice charges against the Company, any demand for recognition or any other effort of or request or demand from, a labor organization for representative status with respect to any Person employed by the Company. Except as described on Schedule 6.8, the Company has no employment contracts, either written or oral, with any employee of the Company and none of the employment contracts or other agreements listed on Schedule 6.8 requires the Company or will require Parent or its Affiliates to employ any Person after the Closing.

                  (k) Except as expressly provided herein or as set forth on
Schedule 6.8, the consummation of the transactions contemplated by the this Agreement will not (i) entitle any employee to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment or vesting, or increase in the amount, of any compensation due to any employee or any director or former employee of the Company, or (iii) renew or extend the term of any agreement regarding compensation for an employee which, in the case of (i), (ii) or (iii) above, would create any liability to the Company, or Parent, or its Affiliates after the Effective Date. No payment or benefit which may be made by the Company or any of its Affiliates with respect to any employee will be classified as an "excess parachute payment" within the meaning of
Section 280G(b)(1) of the Code.

             6.9. Compliance with Applicable Laws.

                  (a) Except as set forth on Schedule 6.9, the Company and its Company Subsidiaries hold all permits, licenses, franchises, variances, exemptions, concessions, leases, instruments, orders and approvals (the "Company Permits") of all Governmental Entities required to be held by them, except for such Company Permits the failure of which to hold, individually or in the aggregate, does not have and, in the future is not likely to have, a Company Material Adverse Effect. All of the Company Permits that are Franchises are listed on Schedule 6.9-A. To the Knowledge of the Company, the Company and its Company Subsidiaries are in compliance in all material respects with the terms of the Company Permits. Except as set forth on Schedule 6.9, the businesses of the Company and its Company Subsidiaries are not being conducted in violation of any Legal Requirement, except for such violations which, individually or in the aggregate, would not have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Company Subsidiaries is pending, or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated to the Company an intention to conduct the same.

                  (b) The Company and each of its Company Subsidiaries have made all submissions (including, without limitation, registration statements) required under the Communications Act of 1934, as amended, and the applicable rules and regulations thereunder (collectively, the "Communications Act"), the Securities Act and the Exchange Act.

                  (c) Without limiting the generality of the foregoing: (i) each of the Company and its Company Subsidiaries is in compliance, in all material respects, with the specifications set forth in Part 76, Subpart K of the rules and regulations of the FCC, Section 111 of the U.S. Copyright Act of 1976 and the applicable rules and regulations thereunder issued by the U.S. Copyright Office and the Communications Act, including provisions of any thereof pertaining to signal leakage, and all other applicable Legal Requirements relating to the construction, maintenance, ownership and operation of each of the Company and its Subsidiaries' assets (including its cable systems) and business and (ii) each cable system of the Company and each of its Company Subsidiaries (a "System") is in compliance in all material respects with the provisions of the Communications Act as such Legal Requirements relate to the operation of such System. Each of the Company and its Company Subsidiaries has complied in all material respects with the must carry and retransmission consent provisions of the Communications Act as they relate to their Systems.

                  (d) Each of the Company and its Company Subsidiaries is using reasonable good faith efforts to establish rates charged to subscribers that are allowable under the Communications Act and any authoritative interpretation now in effect. The Company has delivered to Parent complete and correct copies of all FCC Forms relating to rate regulation filed by the Company and its Company Subsidiaries with respect to their Systems, and of all correspondence with any Governmental Entity relating to rate regulation generally or specific rates charged to subscribers with respect to their Systems, including copies of any complaints filed with the FCC with respect to any rates charged to subscribers of their Systems, and any other documentation supporting an exemption from the rate regulation provisions of the Communications Act claimed by each of the Company and its Company Subsidiaries with respect to any of their Systems. Neither the Company nor any of its Company Subsidiaries has received any written or oral notice from any Governmental Entity with respect to an intention to enforce customer service standards pursuant to the Communications Act and none of the Company or any of its Company Subsidiaries has agreed with any Governmental Entity to establish customer service standards that exceed the customer service standards promulgated pursuant to the Communications Act. Except as set forth on Schedule 6.9, none of the Company or any of its Company Subsidiaries has made any election with respect to any cost of service proceeding conducted in accordance with Part 76.922 of Title 47 of the Code of Federal Regulations or any similar proceeding with respect to any of their Systems (a "Cost of Service Election"). Except as set forth on Schedule 6.9, none of the Company or any of its Company Subsidiaries has entered into or is subject to any "social contract" or other proposed resolution with the FCC with respect to rates charged for cable television services in their Systems and is not currently negotiating or anticipating entering into or being subject to the same.

             6.10. Tax Matters.

                  (a) Except as set forth on Schedule 6.10, the Company and each of its Subsidiaries have timely filed (including extensions) all Tax returns required to be filed by any of them, and the information contained in such Tax returns is true, complete and accurate in all material respects. All Taxes claimed by the Company and each of its Subsidiaries to be owed in respect of the periods covered by such returns have been timely paid by the Company or its Subsidiaries, or the Company has set up an adequate reserve for the payment of such Taxes. For the purposes of this Agreement, the terms "Tax" and "Taxes" will include all federal, state, local and foreign income, profits, estimated, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties and assessments of any nature whatsoever together with all interest, penalties and additions imposed with respect to such amounts.

                  (b) Neither the Company nor any Subsidiary of the Company is delinquent in the payment of any Tax, assessment or governmental charge. Except as set forth on Schedule 6.10, no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that have not been finally settled or paid in full, and no requests for waivers of the time to assess any such Tax are pending.

                  (c) The amount of Taxes reflected as a liability on the audited consolidated financial statements of the Company as of December 31, 1998 including all notes therein (the "Financial Statements") is a full and adequate reflection of the amount of accrued and unpaid Taxes with respect to the Company and its Subsidiaries for all taxable periods (or portions of taxable periods) through and including December 31, 1998.

                  (d) With respect to the stock, securities and assets described in Section 8.4, as of date hereof, there have been no "intercompany transactions" giving rise to any "deferred intercompany transaction gain" pursuant to the Treasury regulations issued under Section 1502 of the Code.

                  (e) As of December 31, 1998, the net operating losses of the Company and its Subsidiaries for federal income tax purposes were no less than the amount reflected on the Financial Statements, and are not subject to limitation for federal tax purposes by reason of Section 382 of the Code or otherwise (other than any such limitation which may arise as a result of the Merger).

                  (f) As of the date hereof, to the Knowledge of the Company, the representations set forth in the numbered paragraphs of the form of Certificate of the Company attached as Schedule 6.10(f) are true and correct in all material respects, assuming for purposes of this representation and warranty that the Merger referred to in such form had been consummated on the date hereof.

                  (g) Since the date of the Financial Statements, the Company and its Subsidiaries have not incurred or accrued any liability for any Taxes (whether fixed or contingent) except for those Taxes incurred or accrued in the ordinary course of business of the Company and its Subsidiaries.

             6.11. Environmental Laws.

                  Except as described on Schedule 6.11, the Company has not generated, stored, used, treated, handled, discharged, released or disposed of any flammable, explosive or radioactive materials, toxic substances or other hazardous substances or wastes on, under or about any assets of the Company that have had or could reasonably be expected to result in a Company Material Adverse Effect. Except as set forth in Schedule 6.11, to the Knowledge of the Company no release of hazardous substances or wastes outside of any real property owned, leased or otherwise used by the Company has entered or threatened to enter any such property that has had or could reasonably be expected to result in a Company Material Adverse Effect and, there is not any claim pending or, to the Knowledge of the Company, threatened based upon any environmental laws arising from any condition of the land adjacent to or surrounding any such property. Except as set forth in Schedule 6.11, no claim or investigation based on any applicable environmental laws has been asserted or conducted in the past or is currently pending or, to the Knowledge of the Company, threatened with respect to any real property owned, leased or otherwise used by the Company. Except as set forth in Schedule 6.11, (i) no aboveground or underground storage tanks containing hazardous substances or hazardous waste are currently or have been located at any of the real property owned, leased or otherwise used by the Company during the term of the Company's ownership, lease or use or, to the Company's Knowledge, prior to such ownership, lease or use, (ii) no real property owned, leased or otherwise used by the Company has been used at any time during the term of the Company's ownership, lease or use or, to the Company's Knowledge, prior to such ownership, lease or use as a gasoline service station or any other facility for storing, pumping, dispensing or producing gasoline or other petroleum products or wastes and (iii) to the Knowledge of the Company no building or other structure on any real property owned, leased or otherwise used by the Company contains asbestos, asbestos-containing material or material presumed to be asbestos containing material under any environmental law except where such would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of all (i) environmental audits, investigations, studies or reports with respect to any real property owned, leased or otherwise used by the Company that have been performed by or at the direction or on behalf of the Company or that are in the Company's possession, (ii) notices or other materials in the Company's possession from Governmental Entities having the power to administer or enforce any applicable environmental laws relating to current or past ownership, use or operation of or activities at any real property owned, leased or otherwise used by the Company and (iii) materials in the Company's possession relating to any claim, allegation or action by any Person (other than any Governmental Entities) under any applicable environmental law. For the purpose of this Section, "hazardous substances," "hazardous waste" and "asbestos-containing material" will have the meanings set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and any applicable State law.

             6.12. Intellectual Property.

                  To the Knowledge of the Company, the conduct of its business does not infringe, in any material way, upon the patents, trademarks, copyrights, trade names or other intellectual property rights, domestic or foreign, of any Person. No Person has asserted any claim to the Company with respect to any such infringement.


             6.13. Material Contracts.

                  Except as set forth on Schedule 6.13 or as disclosed in the Company SEC Filings, the Company or any of its Company Subsidiaries is not a party to any of the following:

                         (i) any agreement concerning a partnership or joint
venture;

                         (ii) any agreement (or group of related agreements)
under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $1,000,000 or under which it has imposed a security interest on any of its assets, tangible or intangible;

                         (iii) any noncompetition agreement restricting
activities by the Company or any of its Subsidiaries;

                         (iv) any agreement with any Affiliates of the Company
(other than Parent and its Subsidiaries);

                         (v) any agreement under which the consequences of a
default or termination could have a Company Material Adverse Effect; or

                         (vi) any other agreement (or group of related
agreements) the performance of which involves consideration in excess of $5,000,000.

The Company has delivered (or within 10 days following the date hereof will deliver) to Parent a correct and complete copy of each written agreement listed in Schedule 6.13. The Company is not, and to the Knowledge of the Company no other party is, in default under, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement.


             6.14. Company Claims.

                  The Company has not sold, assigned or otherwise conveyed any claims the Company may have against any Person, including any claim with respect to warrants issued by At Home Corporation to Affiliates of Parent.

             6.15. Year 2000 Readiness.

                  The Company has established a Year 2000 Remediation Program on or before the Effective Date.


                                   ARTICLE VII
                                   -----------
                     CONDUCT OF BUSINESS PENDING THE MERGER

             7.1. Conduct of Business by the Company Pending the Merger.

                  Prior to the Effective Date, unless Parent otherwise agrees in writing:

                          (i) the Company will, and will cause its Company
Subsidiaries to, carry on their respective businesses in the ordinary course, and use their reasonable best efforts to preserve intact their present business organizations and preserve their relationships with customers, suppliers and others having business dealings with them;

                          (ii) the Company will not (A) sell or pledge or agree
to sell or pledge any capital stock owned by it in any of its Company Subsidiaries, (B) amend or propose to amend its Certificate of Incorporation or By-laws, (C) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, declare, set aside or pay any dividend or other distribution payable in cash, stock or property, (D) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of capital stock of the Company, or (E) agree to do any of the foregoing;

                          (iii) except as contemplated hereby, the Company will
not, and will cause its Company Subsidiaries not to, (A) issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, or any option, rights or warrants to acquire, or securities convertible into, shares of capital stock or any stock appreciation rights or similar rights, (B) acquire, lease or dispose of or agree to acquire, lease or dispose of any capital assets or any other assets, other than any acquisition, lease or disposition that is, individually or in the aggregate, immaterial in amount, whether or not in the ordinary course of business and in the case of any such acquisition, that is acquired by a Company Subsidiary; provided, notwithstanding anything to the contrary in this Agreement, the Company may acquire all of the outstanding equity securities of Raystay Co. not held by the Company or any of its Affiliates; (C) create, assume or incur any additional indebtedness for borrowed money or mortgage, pledge or subject to any Lien any of its assets, except pursuant to credit facilities in effect as of the date hereof, or enter into any other material transaction other than in each case in the ordinary course of business consistent with past practice; (D) make any payments with respect to any indebtedness of the Company or its Subsidiaries except for such payments that are permitted to be made without penalty or are scheduled to come due prior to the Effective Date; (E) except as permitted in Subsection (B), acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, except that the Company may acquire new Franchises, or interests therein, in the ordinary course of business; or (F) agree to do any of the foregoing;

                          (iv) except as provided in Section 8.5, the Company
will not, and will cause the Company Subsidiaries not to, except as required to comply with applicable law or existing contracts or plans, (A) adopt or terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation rights, pension, retirement, deferred compensation, employment or other Company Benefit Plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or current or former employee, (B) increase or decrease in any manner the compensation or fringe benefit of any director, officer or employee (except for normal increases in the ordinary course of business consistent with past practice), (C) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan (except for such awards made in the ordinary course of business consistent with past practice unless such award is otherwise prohibited under Section 7.1(iii)(A)), (D) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan (except for such actions made in the ordinary course of business consistent with past practice) or (E) agree to do any of the foregoing;

                          (v) the Company will not, and will cause its Company
Subsidiaries not to, make any affirmative election with respect to any cost of service proceeding conducted in accordance with Part 76.922 of Title 47 of the Code of Federal Regulations or any similar proceeding;

                          (vi) the Company will not, and will cause its
Subsidiaries not to, take, or agree in writing or otherwise to take, any actions that would (A) make any representation or warranty of the Company contained in this Agreement untrue or incorrect in any material respect or (B) result in any of the conditions of this Agreement set forth in Section 9.3 not being satisfied as of the Effective Date;

                          (vii) the Company will consult with Parent concerning,
and permit Parent to participate in, any proceedings for or negotiations with respect to (A) any Franchise that is subject to renewal between the date of this Agreement and the Effective Date and (B) obtaining the consent of any Governmental Entity with respect to the transfer of ownership or control of any Franchise in connection with the transactions contemplated by this Agreement;

                          (viii) the Company will not, and will cause its
Company Subsidiaries not to, amend, alter or otherwise modify the provisions of, or agree to undertake any obligation not required to be performed under, the provisions of any Franchise of the Company that would materially increase the obligations of the Company under such Franchise if included as an amendment thereto;

                          (ix) neither the Company nor any Company Subsidiary
will (A) make any new loans, contributions or other advances to any Distributed Subsidiary or relating to any Distributed Assets which, when aggregated with all other such loans, contributions or other advances made after the date hereof, would exceed $30,000,000, other than the contribution of intercompany indebtedness which indebtedness arose prior to the date hereof as contemplated by Section 8.4 or, (B) enter into any material contract that will not be subject to termination by the Company or such Company Subsidiary within one year after Closing without cost or (C) acquire any General Instruments Corp. stock, Hyperion Telecommunications, Inc. stock, TCI Music, Inc. stock or any beneficial interest, options, warrants or similar instruments with respect to such stock;

                          (x) the Company will (A) maintain its books, accounts
and records in the usual and regular manner, in accordance with past accounting practices, consistently applied, and (B) not make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, change any of its methods of reporting income or deductions for federal income tax purposes or file (other than in a manner consistent with past practice) any Tax return; and

                          (xi) the Company will design and implement all cable
system upgrade activities and capital expenditures in accordance with its Capital Budget and consistent with the specifications approved by Parent, subject to the Company's ability to finance the same under its applicable credit facilities.

Nothing in this Section 7.1 will prevent the Company from engaging in any transaction with Company Subsidiaries or prevent the Company Subsidiaries from engaging in any transaction with other Company Subsidiaries.

                                  ARTICLE VIII
                                  ------------
                              ADDITIONAL AGREEMENTS

             8.1. Access and Information.

                  The Company and its Company Subsidiaries will afford to Parent and to Parent's accountants, counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Effective Date to all of the Company's and the Company Subsidiaries' properties, books, contracts, commitments, records and personnel; provided, however, that in exercising such right of access Parent and its accountants, counsel and other representatives will use their reasonable efforts to not disrupt the business operations of the Company and the Company Subsidiaries. During such period, the Company and its Company Subsidiaries and Parent will furnish promptly to the other a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws to the extent it relates to the Company, the Company Subsidiaries or the transactions contemplated hereby.

             8.2. FYI.

                  The Lenfest Stockholders, at their option to be exercised by written notice to such effect not later than 30 days prior to Closing, will have the right to acquire the FYI business (which consists of production of a photoclassified cable television channel with some infomercials with other information on same screen, such as weather, time, stock quotes, etc.) for a price of $3,000,000 in cash at Closing (or as an adjustment to their Stock Merger Consideration if they elect). If the Lenfest Stockholders acquire FYI pursuant to the preceding sentence, then Parent will enter into an affiliation agreement with FYI on mutually satisfactory terms, including those set forth in Exhibit D.

             8.3. CAMS Systems, Inc., Etc.

                  After Closing, Parent and the Distributed Subsidiaries will operate in accordance with certain arrangements, as more fully described in the attached Exhibit C.


             8.4. Distribution of Boot and Additional Parent Stock.

                  (a) As of the Effective Date, by virtue of the Merger, the Lenfest Stockholders shall receive, in the aggregate, the following as additional consideration in exchange for their Company Common Stock: (i) the assets described as "Distributed Assets" in Schedule 8.4, and (ii) the Subsidiaries of the Company described as "Distributed Subsidiaries" in Schedule
8.4 including all assets and liabilities of such Distributed Subsidiaries; provided, however, that in lieu of receiving one or more of such Distributed Subsidiaries the Lenfest Stockholders may elect to receive a distribution of limited liability company membership interests or partnership interests in one or more limited liability companies or partnerships that are successors to such Distributed Subsidiaries and hold all the assets and are responsible for all the liabilities of such Distributed Subsidiaries ("Successor Entities"). Such additional consideration shall be distributed to the Lenfest Stockholders or their designees in proportion to the ownership of Company Common Stock by each Lenfest Stockholder as determined immediately prior to the Merger. As of the Effective Date, by virtue of the Merger, the Stockholders of the Company other than the Lenfest Stockholders shall receive, in the aggregate, as additional consideration in exchange for their Company Common Stock, in proportion to the ownership of Company Common Stock by each such Stockholder as determined immediately prior to the Merger, additional shares of Parent Stock having a fair market value, based on the Share Valuation, equal to the Distributed Value. The "Distributed Value" shall mean the net fair market value of the stock, securities and other assets distributed to the Lenfest Stockholders under this
Section 8.4, which will be as agreed between Parent and the Stockholders Representative prior to Closing. If Parent and the Stockholders Representative cannot agree on the amount of the Distributed Value prior to Closing, Parent's estimate of such amount will be used for purposes of determining the number of shares of Parent Stock to be delivered to the Stockholders of the Company other than the Lenfest Stockholders pursuant to this Section, and the parties will request that the Accountants determine the Distributed Value, whose determination shall be final, conclusive and binding upon Parent, Sub and Stockholders and an appropriate adjustment shall be made to the number of shares of Parent Stock delivered pursuant to this Section 8.4 to the Stockholders of the Company other than the Lenfest Stockholders. Any reference to a Distributed Subsidiary in this Agreement shall include a reference to the applicable Successor Entity, if any.

                  (b) Prior to the Effective Date, all intercompany indebtedness owed by any of the Distributed Subsidiaries to the Company or any of its Subsidiaries will be contributed to the capital of such Distributed Subsidiaries. To the extent that such intercompany indebtedness existed as of the date hereof, such intercompany indebtedness shall not be treated as "Specified Intercompany Debt" and the contribution of such intercompany indebtedness to the capital of the Distributed Subsidiaries shall not give rise to any adjustment to the Merger Consideration under Section 3.3(a).

                  (c) All elections given to the Lenfest Stockholders under this
Section 8.4 shall be made by the Stockholders Representative on behalf of the Lenfest Stockholders, and shall be effective if notice of such election is provided to Parent not less than seven days prior to the Effective Date.

                  (d) All Distributed Assets and the Distributed Subsidiaries (or, if applicable, the interests in Successor Entities) shall be distributed as is, where is and subject to no title or other warranties (including express or implied warranties of any sort, all of which are disclaimed) and will be distributed subject to all obligations, indebtedness and liabilities owed by each Distributed Subsidiary (or, in the case of Distributed Assets, by the Company or any Subsidiaries) to parties other than the Company and its Subsidiaries as of the Closing.

                  (e) It is agreed and acknowledged that the personal property of H.F. Lenfest may be removed by him or his representatives before or after the Closing from premises owned by the Company and its Subsidiaries. Neither the Company, its Subsidiaries, Parent, Sub or their respective Affiliates will have any responsibility for any damages or losses to such items.

                  (f) At the Closing, Parent will cause the appropriate Subsidiaries of the Parent to enter into agreements with one or more Lenfest Stockholders (or, if applicable, with one or more of the Distributed Subsidiaries or Successor Entities) as described in Exhibit C.

                  (g) If the option granted in the Agreement dated September 25, 1996 among Comcast Spectacor, L.P., Philadelphia Sports Media Joint Venture and the Company (the "Sports Option") cannot be distributed to Lenfest Stockholders, then to the extent that the Media JV (as defined in the Sports Option) acquires the Company's interest under the Sports Option, the Lenfest Stockholders will be entitled to receive one half of the net proceeds (on an after-tax basis calculated without regard to any net operating loss of the Company other than any such net operating loss otherwise not useable at the point of exercise by the Company) received by the Company from such acquisition; provided that no exercise or other action under the Sports Option will cause any burden, economic or otherwise (other than the payment of the exercise price), to Parent or its Subsidiaries. If the Sports Option is exercised and the Media JV fails to purchase the Company's interest in the Media JV, such interest will be distributed to the Lenfest Stockholders to the extent permitted by the Sports Option in such event.

             8.5. Employee Arrangements.

                  (a) Sub shall pay severance benefits to certain individuals currently employed by the Company and/or Company Subsidiaries in accordance with
Schedule 8.5.

                  (b) Not later than 40 days following the Effective Date, Sub shall make payments of bonuses pursuant to a plan to be adopted by Sub, the Company, and Company Subsidiaries prior to Closing (the "Bonus Plan"), provided that an employee otherwise eligible to receive a bonus under the Bonus Plan is employed by Sub for a period of at least 30 days following the Effective Date, and prior to expiration of such 30-day period, neither leaves employment voluntarily nor is terminated for cause.

                  (c) The Company shall comply with the shareholder approval requirements of Section 280G(b)(5)(B) of the Code with respect to all payments to be made in connection with the transactions contemplated hereby that would otherwise constitute "parachute payments" within the meaning of Section 280G of the Code and shall comply with any other requirements necessary for such payments not to constitute "parachute payments" within the meaning of Section 280G of the Code.

                  (d) Nothing in this Section 8.5 or elsewhere in this Agreement or the Distribution Agreement shall be deemed to make any employee of the Sub, the Company, or its Subsidiaries a third party beneficiary of this Agreement or the Distribution Agreement.

             8.6. Year 2000 Readiness Covenants.

                  The Company shall maintain its Year 2000 Remediation Program, which has previously been reviewed by Parent, pursuant to which all the Company's material Computer and Other Systems will be evaluated, remedied and tested on an expedited basis. The Company will allow Parent, Sub and their representatives to continuously monitor the efforts of the Company toward achieving Year 2000 Readiness, including making available to Parent and Sub and their representatives copies of all internal or external reports, memoranda or other materials regarding its Year 2000 Remediation Program and all inventory, testing and other implementation activities and results. If Parent determines that it is not satisfied with the Company's progress on becoming Year 2000 Ready, Parent may elect, by written notice to the Company to such effect, to manage such activities on behalf of the Company, and the Company will cooperate fully with Parent in such efforts. If Parent makes the election in the preceding sentence, expenses for Parent personnel and consultants associated with such Parent efforts will be borne by Parent. If this Agreement is terminated, Parent will reimburse the Company for any equipment purchased at the direction of Parent to make the Company and Company Subsidiaries Year 2000 Ready.


             8.7. Indemnification.

                  Parent agrees that all rights to indemnification existing in favor of the directors, officers or employees of the Company and Company Subsidiaries as provided in the Company's and its Company Subsidiaries' Certificates of Incorporation and By-Laws with respect to matters occurring through the Effective Date will survive the Merger. Parent will cause the Surviving Corporation to continue to provide indemnification to the employees, officers and directors of the Company to the fullest extent permitted under applicable law for a period of at least six years after the Effective Date.

             8.8. Actions by the Parties.

                  Subject to the terms and conditions set forth in this Agreement, each of the parties will use its reasonable efforts to take, or to cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings (including, but not limited to, filings with all applicable Governmental Entities), and to lift any injunction or other legal bar to the transactions contemplated by this Agreement (and, in such case, to proceed with the Closing as expeditiously as possible). Each of the parties will take all actions as may be reasonably directed by Parent for purposes of consummating the transactions contemplated by this Agreement.

             8.9. No Solicitation.

                  Simultaneously with the execution and delivery of this Agreement the Stockholders of the Company have unanimously consented to the Merger and accordingly, the directors and officers of the Company have no fiduciary duties to the Stockholders with respect to any Acquisition Proposal that may be received by the Company. Neither the Company and any of its Subsidiaries or any of their respective officers, directors, representatives or agents will take any action to (i) initiate the submission of any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in negotiations with any Person in connection with any Acquisition Proposal. The Company will promptly communicate to Parent any solicitation or inquiry received by the Company and the terms of any proposal or inquiry that it may receive in respect of any Acquisition Proposal, or of any such representatives of information requested from it or of any such negotiations or discussions being sought to be initiated with the Company. "Acquisition Proposal" means any proposed (A) merger, consolidation or similar transaction involving the Company, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of all or any substantial part of the assets of the Company or its Subsidiaries, (C) issuance, sale or other disposition of securities representing 10% or more of the voting power of the Company Common Stock or (D) any transaction in which any Person will acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership or any "group" (as such term is defined under the Exchange Act) will have been formed which beneficially owns or has the right to acquire beneficial ownership of 10% or more of the outstanding Company Common Stock.

             8.10. Affiliate Agreements.

                  Except as described on Schedule 8.10 or as provided in Exhibit C, the Company will terminate any agreement between the Company or any of its Company Subsidiaries, on the one hand, and (i) H.F. Lenfest, (ii) any relative of H.F. Lenfest, (iii) any Affiliate of H.F. Lenfest, (iv) any Stockholder of the Company other than Parent or Affiliates of Parent or (v) any Distributed Subsidiary, on the other hand in each case without cost to the Company.


             8.11. Contribution of Assets Upon Termination.

                  If this Agreement is terminated by the Company in accordance with Section 10.1(b), and provided that the Company and the Lenfest Stockholders have complied with their obligations pursuant to Section 8.8 and that the conditions to the obligations of Parent and Sub in Section 9.3(a) have been satisfied, then at the option of the Company to be exercised by written notice to such effect within 60 days after such termination, Parent will contribute all cable systems (and all associated liabilities, including debt per subscriber added that is equivalent to the debt per subscriber of the cable systems of Suburban and its cable operating Subsidiaries at the date of contribution) it owns as of the date of such termination (or, if earlier, as of the earliest date such termination is permitted) that are located within 35 miles of the cable systems currently owned by Suburban or its cable operating Subsidiaries in the HLLY and Philadelphia DMA's, provided such transaction can be accomplished in a commercially acceptable manner that is substantially tax-free to Parent. The value to be credited to Parent at the time of such contribution will be calculated on a per subscriber basis that is at a 15% discount from the then fair market value of Suburban's subscribers. The contribution of such cable systems shall not change the governance rights of the Lenfest Stockholders or "Lenfest Family" as existing as of the date hereof.

             8.12. Use of 200 Cresson Boulevard.

                  After Closing, H.F. Lenfest and Maryann Bryla, and their assistants shall have the right, without charge, to continue to use the spaces they presently occupy at 200 Cresson Boulevard, Oaks, Pennsylvania, and telephone and computer service for a period of up to three months after the Effective Date.

             8.13. Use of 1332 Enterprise Drive.

                  After Closing, Sub and its Affiliates will have the right to continue to occupy 1332 Enterprise Drive, West Chester, Pennsylvania during the transition of the advertising sales business of the Company, and the Lenfest Stockholders will cause StarNet (or the applicable Successor Entity) and its employees to cooperate during such transition. Sub will promptly reimburse StarNet (or the applicable Successor Entity) for the Sub's use of such facilities and employees based on its allocable share of such expenses during such transition, as reasonably determined by StarNet. The allocation as determined by StarNet will be subject to audit by Sub.


             8.14. Employee Cable Service.

                  For a period of three years following Closing, Sub will provide basic and standard and one premium cable service, free of charge, to individuals who from time to time are employees of the Distributed Subsidiaries or Successor Entities and who reside within the service area of Suburban or Parent's Subsidiaries in the Philadelphia and HLLY DMAs. Notwithstanding the preceding sentence, at no time will the Company be required to provide such free service to more than 500 employees of the Distributed Subsidiaries or Successor Entities. A list of additions and deletions to the employee lists will be provided to Sub on a quarterly basis. Any person receiving this free service must be an employee of a Distributed Subsidiary or a Successor Entity.


             8.15. Transitional Use of Lenfest Name.

                  For a period of 180 days after the Closing, Sub and the Company Subsidiaries will be entitled to use the trademarks, trade names, service marks, service names, logos and similar proprietary rights that incorporate the name "Lenfest" on a royalty-free basis, provided that such entities will exercise commercially reasonable efforts to remove all such names, marks, logos and similar proprietary rights that incorporate the name "Lenfest" from their assets as soon as reasonably practicable, and in any event within 180 days, following the Closing. Thereafter the Lenfest Stockholders will have the exclusive right (as between them and Parent or its Subsidiaries) to use the name "Lenfest" and all derivations thereof. Notwithstanding the foregoing, nothing in this Section will require removal or discontinuation of the use of any such name or mark that is affixed to converters or other items in or to be used in customer homes or properties, or as are used in a similar fashion making such removal or discontinuation impracticable.

             8.16. Tax Matters.

                  Neither the Company nor Parent nor Sub shall take any action that would cause its respective representations set forth in Sections 6.10(f) and 4.7 not to be true in all material respects from and after the date hereof until the Effective Date.

             8.17. Delivery of Certain Schedules.

                  Within seven days after signing of this Agreement, Company may, at its option, change Schedule 6.9 with respect to Cost of Service Election information, and Company will deliver to Parent copies of the following
Schedules: 6.4, 6.8, 6.9-A, 6.13 and 8.10 (if not initially attached to this Agreement), along with copies of all documents referenced in such Schedules, and such Schedules will be deemed attached to this Agreement.

             8.18. Registration Rights.

                  At Closing Parent and the Lenfest Stockholders will execute and deliver a Registration Rights Agreement in the form attached as Exhibit A (the "Registration Rights Agreement") providing registration rights to the Lenfest Stockholders.

                                   ARTICLE IX
                                   ----------
                              CONDITIONS PRECEDENT

             9.1. Conditions to Each Party's Obligations.

                  The respective obligations of each party to consummate the transactions contemplated by this Agreement will be subject to the fulfillment of the following condition: No preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the transactions contemplated by this Agreement has been issued and remains in effect.

             9.2. Conditions to Obligation of the Company.

                  The obligation of the Company to consummate the transactions contemplated by this Agreement will be subject to the fulfillment of the additional following conditions, unless waived by the Company:

                  (a) Parent and Sub have performed in all material respects their agreements contained in this Agreement and in any Transaction Document required to be performed on or prior to the Effective Date and the representations and warranties of Parent and Sub contained in this Agreement and in any Transaction Document are true without regard to any materiality qualification in those representations and warranties (except where the failure to be true, individually or in the aggregate, would not have a Parent Material Adverse Effect) when made and on and as of the Effective Date as if made on and as of such date and the Company shall have received a certificate of Parent executed by the President or a Vice President of Parent, to that effect.

                  (b) Parent shall deliver the following items, and Parent shall take the following actions, at the Closing.

                          (i) Parent's Closing Certificate. Parent shall deliver
to the Company at Closing a certificate of Parent dated the Effective Date certifying that the conditions to consummate the transactions contemplated by this Agreement set forth in Section 9.2(a) have been satisfied.

                          (ii) Parent Stock Registration. Parent shall deliver
the Registration Rights Agreement in the Form of Exhibit A executed by Parent.

                          (iii) Distributed Subsidiary Agreements. Parent shall
cause to be delivered agreements in accordance with Exhibit C.

                  (c) The Company will have received an opinion of Saul, Ewing, Remick & Saul, LLP, dated the Effective Date, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Saul, Ewing, Remick & Saul, LLP may receive and rely upon representations contained in certificates of the Company, Lenfest Stockholders, Parent, Sub and others, in each case in form and substance reasonably acceptable to Saul, Ewing, Remick & Saul, LLP.

             9.3. Conditions to Obligations of Parent and Sub.

                  The obligations of Parent and Sub to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at Closing of the additional following conditions, unless waived by Parent:

                  (a) The Company and the Lenfest Stockholders have performed in all material respects their agreements contained in this Agreement and in any Transaction Document required to be performed on or prior to the Effective Date and the representations and warranties of the Company and the Lenfest Stockholders contained in this Agreement and in any Transaction Document are true when made and on and as of the Effective Date as if made on and as of such date, and Parent has received a certificate of the Company executed by the President or a Vice President of the Company and of each Lenfest Stockholder to that effect.

                  (b) The authorization, consent, order or approval of any Governmental Entity necessary for the transfer (including a transfer of control) of Franchises held by the Company or any Company Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement has been obtained pursuant to such Franchises and any other applicable Legal Requirements as follows:

                          (i) The aggregate number of the Company's and Company
Subsidiaries' cable subscribers located in areas that are served without a franchise or that are served pursuant to Franchises that either do not require consent for the transactions contemplated by this Agreement or as to which all such required consents have been obtained is at least 90% of the total number of cable subscribers of the Company and Company Subsidiaries (with subscribers for this purpose to be calculated in a manner consistent with the standard reporting methodology of the Company); and

                          (ii) Any applicable waiting period (including
extensions thereof) has expired with respect to the FCC Form 394 filed in connection with the requests for consent to the transfer of the Franchises held by the Company and Company Subsidiaries for which consents have not then been obtained.

                  (c) The FCC has consented, to the extent such consent is legally required, to the transfer to Parent of control of all FCC licenses possessed by the Company and Company Subsidiaries.

                  (d) Parent shall have received an opinion of Fleischman & Walsh, special FCC counsel to the Company, dated as of the Effective Date, in the form of Exhibit E to this Agreement ("Company FCC Counsel Opinion").

                  (e) No event or circumstance has occurred which has resulted in, or could reasonably foreseeably result in, a Company Material Adverse Effect.

                  (f) The Lenfest Stockholders will deliver to Parent certificates representing all shares of Company Common Stock outstanding held by Lenfest Stockholders, duly endorsed in blank or accompanied by duly executed stock powers in blank.

                  (g) The Company shall deliver to Parent the following items, and the Company shall take the following actions, at the Closing.

                          (i) Consents. The Company shall deliver to Parent at
Closing all consents obtained in satisfaction of the condition set forth under
Section 9.3(b) and (c), unless waived by Parent.

                          (ii) Company's Closing Certificate. The Company shall
deliver to Parent at Closing a certificate of the Company, and shall cause the Lenfest Stockholders to deliver their certificate(s), dated the Effective Date certifying that the conditions to Parent's obligation to consummate the transactions contemplated by this Agreement set forth in Section 9.3(a) have been satisfied.

                          (iii) Distributed Subsidiary Agreements. The Company
shall deliver agreements in accordance with Exhibit C.

                          (iv) Noncompetition Agreement. The Company shall
deliver to Parent the Noncompetition Agreement in the form of Exhibit F executed by each of the Lenfest Stockholders.

                  (h) Parent will have received an opinion of Wachtell, Lipton, Rosen & Katz, dated the Effective Date, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Wachtell, Lipton, Rosen & Katz may receive and rely upon representations contained in certificates of the Company, Lenfest Stockholders, Parent, Sub and others, in each case in form and substance reasonably acceptable to Wachtell, Lipton, Rosen & Katz.


                                    ARTICLE X
                                    ---------
                        TERMINATION, AMENDMENT AND WAIVER

             10.1. Termination.

                  This Agreement may be terminated at any time prior to the Effective Date:

                  (a) by mutual consent of the Company and Parent;

                  (b) by any Lenfest Stockholder, the Company or Parent if the Closing does not occur on or before March 31, 2000, provided that the party seeking to terminate this Agreement (and, in the case of termination by a Lenfest Stockholder or the Company, the Company and the Lenfest Stockholders) has or have not breached its obligations hereunder in any material respect; and provided further that if the only conditions to Closing that have not as of such date been satisfied or waived are Sections 9.1, 9.3(b) and/or 9.3(c), the reference to March 31, 2000 in this Section 10.1(b) will be changed to June 30, 2000 (or if earlier than such June 30, 2000 date, to such time as such conditions are no longer capable of satisfaction);

                  (c) by the Company, provided the Company and the Lenfest Stockholders have not breached any of their obligations hereunder in any material respect, if any of the conditions specified in Sections 9.1 or 9.2(a),
(b) or (c) have not been satisfied or waived by the Company (or, in the case of Section 9.1, waived by the Company and Parent) at such time as such condition is no longer capable of satisfaction; or

                  (d) by Parent, provided Parent has not breached any of its obligations hereunder in any material respect, if any of the conditions specified in Sections 9.1 or 9.3(a) through 9.3(h) have not been satisfied or waived by Parent (or, in the case of Section 9.1, waived by the Company and Parent) at such time as such condition is no longer capable of satisfaction.
Any termination by the Company in accordance with this Section 10.1 may be effected as specified in Section 251(d) of the Delaware General Corporation Law.

             10.2. Effect of Termination.

                  In the event of termination of this Agreement by either the Company or Parent, as provided above, this Agreement will forthwith become void and (except for the intentional or willful breach of this Agreement by any party) there will be no liability on the part of either the Company, Parent or Sub, or Parent or their respective officers or directors or stockholders, except as specifically provided herein.


             10.3. Waiver.

                  At any time prior to the Effective Date, the parties, by or pursuant to action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any documents delivered pursuant and (iii) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE XI
                                   ----------
                         GENERAL PROVISIONS; DEFINITIONS

             11.1. Notices.

                  All notices or other communications under this Agreement will be in writing and will be given (and will be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                  If to the Company:

                           Lenfest Communications, Inc.
                           c/o The Lenfest Group
                           200 Cresson Blvd.
                           Oaks, PA  19456-0989
                           Attention:  H.F. Lenfest
                           Telephone No.: (610) 650-3010
                           Telecopy No.:   (610) 650-3011

                  With a copy to:

                           Saul, Ewing, Remick & Saul, LLP
                           Centre Square West
                           1500 Market Street, 38th Floor
                           Philadelphia, PA  19102
                           Attention: Thomas K. Pasch, Esq.
                           Telephone No.: (215) 972-7188
                           Telecopy No.:   (215) 972-1831

                  If to Parent or Sub:

                           AT&T Corp.
                           295 North Maple Avenue
                           Basking Ridge, NJ  07920
                           Attention:       Marilyn Wasser, Esq.
                                            Corporate Secretary
                           Telecopy No.:    (908) 221-4402

                           and

                           AT&T Broadband & Internet Services
                           9197 South Peoria
                           Englewood, Colorado  80112
                           Attention:       Mary Willis, Esq.,
                                            Legal Department
                           Telecopy No.:  (720) 875-5861

                  With a copy to:

                           Sherman & Howard L.L.C.
                           633 Seventeenth Street, Suite 3000
                           Denver, Colorado 80202
                           Attention:  Arlene S. Bobrow, Esq.
                           Telecopy No.:  (303) 298-0940

                  If to the Lenfest Stockholders:

                           H.F. Lenfest
                           2445 Oaks Circle
                           Huntingdon Valley, PA  19006
                           Telephone No.: (215) 657-1097
                           Telecopy No.:      (215) 657-0966

or to such other addresses as any party may have furnished to the other parties in writing in accordance with this Section.

             11.2. Fees and Expenses.

                  Whether or not the Closing occurs, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such costs and expenses, provided, however, that if Closing occurs, the reasonable costs and expenses of the Lenfest Stockholders up to $500,000 will be paid by the Company.


             11.3. Publicity.

                  So long as this Agreement is in effect prior to the Effective Date, the Company and Parent will consult with each other in issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement. Neither the Company nor Parent will issue any such press release or make any such public statement without the prior written consent of the other parties, except as may be required by law or by obligations pursuant to any listing agreement with any national securities market. The commencement of litigation relating to this Agreement or the transactions contemplated hereby or any proceedings in connection therewith will not be deemed a violation of this Section 11.3.

             11.4. Specific Performance.

                  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to enforce specifically the terms and provisions in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

             11.5. Amendment.

                  This Agreement will be of no force or effect until executed and delivered by all of the parties. This Agreement may be amended, modified or cancelled, and the terms and conditions may be waived, only by a written instrument signed by the parties.

             11.6. Miscellaneous.

                  This Agreement (including the Transaction Documents and the other documents and instruments referred to in this Agreement) (a) when executed and delivered, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter and (b) will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law). This Agreement may be executed in two or more counterparts which together will constitute a single agreement. Any certificate delivered pursuant to this Agreement by an officer, director or employee on behalf of a legal entity will be made without personal liability on the part of the person giving such certificate. Headings used in this Agreement are for convenience of reference only and will not be deemed to affect the meaning or scope of the provisions of this Agreement.

             11.7. Definitions.

                  "Accountants" has the meaning set forth in Section 3.4(b) of this Agreement.

                  "Acquisition Proposal" has the meaning set forth in Section
8.9 of this Agreement.

                  "Adjustments" means, collectively, the Debt Adjustment and the Bonus Adjustment.

                  "Affiliate" means, as to any Person, any other Person which, directly or indirectly, controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlling," "controlled by" and "under common control with") will mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through the ownership of securities, or partnership or other ownership interest, by contract or otherwise).

                  "Agreement" has the meaning set forth in the preamble of this Agreement and Plan of Merger.

                  "Base Merger Consideration" has the meaning set forth in
Section 3.1 of this Agreement.

                  "Bonus Adjustment" has the meaning set forth in Section
3.3(c).

                  "Bonus Plan" has the meaning set forth in Section 8.5(b).

                  "Capital Budget" means the proposed capital budget of the Company for year ending December 31, 1999 attached as Exhibit G or any alternative capital budgets approved in writing by Parent and the Company for 1999 or any subsequent period.

                  "Cash Consideration" has the meaning set forth in Section 3.8(a).

                  "Closing" has the meaning set forth in Section 3.7 of this Agreement.

                  "Code" has the meaning set forth in the Recitals.

                  "Code Affiliate" has the meaning set forth in Section 6.8(b) of this Agreement.

                  "Commission" has the meaning set forth in Section 4.4 of this Agreement.

                  "Communications Act" has the meaning set forth in Section 6.9(d) of this Agreement.

                  "Company" has the meaning set forth in the preamble to this Agreement.

                  "Company Benefit Plans" has the meaning set forth in Section 6.8(b) of this Agreement.

                  "Company Common Stock" has the meaning set forth in Section
3.2 of this Agreement.

                  "Company FCC Counsel Opinion" has the meaning set forth in
Section 9.3(d) of this Agreement.

                  "Company Material Adverse Effect" means a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or operations of the Company and its Subsidiaries, taken as a whole or in the ability of the Company to perform its obligations under this Agreement.

                  "Company Permits" has the meaning set forth in Section 6.9(a) of this Agreement.

                  "Company SEC Reports" has the meaning set forth in Section 6.5 of this Agreement.

                  "Company Subsidiary" means each Subsidiary of the Company other than each of the Distributed Subsidiaries.

                  "Computer and Other Systems" means any level of hardware or software, equipment and cable plant, or building and other facilities used by the Company in connection with its business which are date dependent or which process date data, including any firmware, application programs, user interfaces, files and databases, and which might be adversely affected by the advent or changeover to the Year 2000 or to the advent or changeover to any leap year.

                  "Consent and Indemnity Agreement" has the meaning set forth in the Recitals.

                  "Cost of Service Election" has the meaning set forth in
Section 6.9(d) of this Agreement.

                  "Debt Adjustment" has the meaning set forth in Section 3.3(b) of this Agreement.

                  "DGCL" has the meaning set forth in Section 1.1.

                  "Distributed Assets" has the meaning set forth in Section 8.4.

                  "Distributed Subsidiary" means each Subsidiary of the Company that is distributed or otherwise transferred to the Lenfest Stockholders pursuant to Section 8.4 and the Distribution Agreement.

                  "Distributed Value" has the meaning set forth in Section 8.4(a) of this Agreement.

                  "Dollar Value" has the meaning set forth in Section 3.8.

                  "Effective Date" has the meaning set forth in Section 1.2.

                  "Equity Affiliate" has the meaning set forth in Section 6.3 of this Agreement.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder.

                  "Exercise Notice" has the meaning set forth in Section 3.8.

                  "FCC" has the meaning set forth in Section 4.3 of this Agreement.

                  "Final Adjustment Schedule" has the meaning set forth in
Section 3.4(b) of this Agreement.

                  "Final Merger Consideration" has the meaning set forth in
Section 3.4(b) of this Agreement.

                  "Financial Statements" has the meaning set forth in Section 6.10(c).

                  "Franchise" means authority to provide cable television service pursuant to a governmental franchise or similar authorization.

                  "GAAP" means Generally Accepted Accounting Principles as in effect on the date.

                  "Governing Document" means, with respect to any Person, such Person's (x) certificate of incorporation, articles of incorporation or other corporate organizational document, (y) by-laws and (z) partnership agreement relating to the formation of such Person as in effect at the time of determination to include any amendments thereto.

                  "Governmental Entity" means the United States of America, any state, commonwealth, territory or possession of the United States of America and any political subdivision or quasi-governmental authority of any of the same, including any court, tribunal, department, commission, board, bureau, agency, county, municipality, province, parish or other instrumentality of any of the foregoing.

                  "Knowledge" of a particular fact or other matter means the current or prior knowledge of any of the following individuals: H.F. Lenfest, Maryann V. Bryla, Sam Morris, Brook Lenfest, Chase Lenfest, Joseph Cece, Debra
A. Krzywicki or Robert M. Lawrence.

                  "Legal Requirement" means applicable common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other written standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Entity.

                  "Lenfest Stockholders" has the meaning set forth in the preamble of this Agreement and Plan of Merger.

                  "Lien" means any lien, security interest, pledge, charge, claim, option, right to acquire, restriction on transfer, voting restriction or encumbrance of any nature.

                  "Merger" has the meaning set forth in the Recitals.

                  "Merger Consideration" has the meaning set forth in Section
3.1.

                  "Parent" has the meaning set forth in the preamble to this Agreement.

                  "Parent Material Adverse Effect" means a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or operations of Parent and its Subsidiaries, taken as a whole, or a material impairment or adverse effect on the ability of Parent to perform its obligations under this Agreement.

                  "Parent SEC Reports" has the meaning set forth in Section 4.4 of this Agreement.

                  "Parent Stock" has the meaning set forth in Section 3.1 of this Agreement.

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "Person" means any individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity of any nature.

                  "Preliminary Merger Consideration" has the meaning set forth in Section 3.4(a) of this Agreement.

                  "Purchase Closing Date" has the meaning set forth in Section 3.8.

                  "Purchase Valuation Period" has the meaning set forth in
Section 3.8.

                  "Purchased Share Valuation" has the meaning set forth in
Section 3.8.

                  "Registration Rights Agreement" has the meaning set forth in
Section 8.18 of this Agreement.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                  "Share Valuation" has the meaning set forth in Section 3.2(b).

                  "Specified Intercompany Debt" has the meaning set forth in
Section 3.3(b).

                  "Sports Option" has the meaning set forth in Section 8.4(h).

                  "Stock Merger Consideration" has the meaning set forth in
Section 3.1.

                  "Stockholder" has the meaning set forth in Section 3.2.

                  "Stockholders Representative" means H.F. Lenfest.

                  "Sub" has the meaning set forth in the preamble to this Agreement.

                  "Subsidiary" means with respect to any Person, any corporation or partnership more than 50% of whose outstanding voting securities or partnership interests, as the case may be, are directly or indirectly owned by such Person.

                  "Suburban" means Suburban Cable TV Co., Inc., a Pennsylvania corporation.

                  "Successor Entities" has the meaning set forth in Section 8.4(a).

                  "Surviving Corporation" has the meaning set forth in Section 1.1.

                  "System" has the meaning set forth in Section 6.9(c) of this Agreement.

                  "Tax" has the meaning set forth in Section 6.10(a).

                  "Transaction Documents" means the Consent and Indemnity Agreement and the instruments and documents described in Sections
9.2(b)(i)-(iii) and 9.3(g)(ii)-(iv) that are to be delivered by or on behalf of Parent, Sub or the Company or Stockholders Representative in connection with this Agreement or the transactions contemplated hereby.

                  "Valuation Period" has the meaning set forth in Section 3.2(b) of this Agreement.

                  "WARN" has the meaning set forth in Section 6.8(a) of this Agreement.

                  "Year 2000 Ready" or "Year 2000 Readiness" means that the referenced component, system, software, equipment or other item is designed to be used prior to, during and after the calendar year 2000 A.D., and that such item will operate at all levels, including microcode, firmware, application programs, user interfaces, files and databases, during each such time period without error or interruption relating to, or the product of, date data which represents or references different centuries or more than one century or leap year.

                  "Year 2000 Remediation Program" means an enterprise-wide program to make Year 2000 Ready all material components, systems, software, equipment, facilities and other items related to the subject entity's business. Such Year 2000 Remediation Program must be conducted by persons with experience in issues related to Year 2000 Readiness and such persons must have organized an enterprise-wide program management office which reports to executive level management and the board of directors or other governing body of such entity.

             11.8.       Accounting Terms; Application of Defined Terms.

                  Terms used with initial capital letters or otherwise defined in this Agreement will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. The word "include" and derivatives of that word are used in this Agreement in an illustrative sense rather than limiting sense.

                  All accounting terms not otherwise defined in this Agreement will have the meanings ascribed to them under GAAP.

                  IN WITNESS WHEREOF, Parent, Sub, the Company and Stockholders Representative have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                                AT&T CORP.

                                By:
                                    -----------------------------------------
                                Name:
                                    -----------------------------------------
                                Title:
                                    -----------------------------------------

                                AT&T LCI INC.

                                By:
                                    -----------------------------------------
                                Name:
                                    -----------------------------------------
                                Title:
                                    -----------------------------------------

                                LENFEST COMMUNICATIONS, INC.

                                By:
                                    -----------------------------------------
                                Name:
                                    -----------------------------------------
                                Title:
                                    -----------------------------------------

                                LENFEST STOCKHOLDERS


                                ---------------------------------------------
                                H.F. Lenfest


                                ---------------------------------------------
                                H. Chase Lenfest


                                ---------------------------------------------
                                Brook J. Lenfest


                                ---------------------------------------------
                                Diane Lenfest Myer